Exhibit 10.47

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN INFORMATION IN THIS AGREEMENT. THIS INFORMATION HAS BEEN REDACTED AND DENOTED BY ASTERISKS [***].

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is effective as of November 22, 2006 (the “Effective Date”), between WYETH, acting through its Wyeth Pharmaceuticals division, a Delaware corporation with offices located at 500 Arcola Road, Collegeville, PA 19426 (“WYETH”), and NEUROGEN CORPORATION, a Delaware corporation with offices located at 35 NE Industrial Rd., Branford, CT 06405 (“NEUROGEN”).

Background:

A.
WYETH has undertaken research and development of a compound commonly referred to as Aplindore. WYETH and its Affiliates are the owners of certain patents, know-how and other intellectual property rights relating to such compound. WYETH desires to license such patents, know-how and other intellectual property rights to NEUROGEN according to the terms and conditions set forth below.

B.
NEUROGEN is in the business of drug discovery and development. NEUROGEN desires to license from WYETH such patents, know-how and other intellectual property rights, subject to the terms and conditions set forth below.

NOW, THEREFORE, WYETH and NEUROGEN (hereafter “Party,” if singular or “Parties,” if plural) agree as follows:

ARTICLE I  DEFINITIONS

The following terms shall have the respective meanings set forth below:

1.1  “Affiliate” means as of any point in time and for so long as such relationship continues to exist with respect to any entity (a) any corporation or business entity of which more than fifty percent (50%) or more of the securities or other ownership interests representing the equity or voting interest are owned, controlled or held, directly or indirectly, by WYETH or NEUROGEN; or (b) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity or voting interest of WYETH or NEUROGEN; or (c) any corporation or business entity of which more than fifty percent (50%) or more of the securities or other ownership interests representing the equity or voting interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (a) or (b).

1.2  “Aplindore” means the compound having CAS Registry Number 189681-71-8 and known as aplindore; aplindorum; aplindor; palindore; palindorum; palindor; 8H-1,4-dioxino[2,3-e]indol-8-one, 2,3,7,9-tetrahydro-2-[[(phenymethyl)amino]methyl]-,2(S)-,(2E)-2-butenedioate; (2S)-2-[(benzylamino)methyl]-2,3,7,9-tetrahydro-8H-1,4-dioxino[2,3-e]indol-8-one (E)-butenedioate; or DAB-452.

1.3   “Aplindore Licensed Know-How” means the following: (a)the complete IND file for Aplindore, (b) the existing pre-clinical and clinical data relating exclusively to the Compounds, and (c) synthesis processes related exclusively to the Compounds.

1.4  “Compounds” means Aplindore and pharmaceutically acceptable salts or complexes thereof, and all salts, solvates, crystal forms, polymorphs, chelates, non-covalent complexes, hydrates, enantiomers, and racemates thereof.

1.5  “Commercially Reasonable Efforts” means, with respect to NEUROGEN and its Affiliates’ obligations, that effort customarily exerted by NEUROGEN with respect to its own products of similar scientific merit and commercial potential, taking into account, by example and without limitation, such factors as intellectual property position, the cost and length of development, regulatory risk, safety (including any adverse condition or event relating to safety) and efficacy, projected sales, reimbursement factors, parallel importation considerations, pricing, product life cycle and cost of sales and marketing, and also including the timing and promptness with which such efforts and resources would be applied.

1.6  “Control” or“Controlled” means the possession of the right to grant the license, sublicense or access hereunder to, intangible or intellectual property rights (including patent rights, trademarks, know-how, trade secrets and rights to access or cross-reference regulatory filings) without (i) violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access or license or sublicense, or (ii) requiring the Party required hereunder to grant the other Party such access or license or sublicense to pay any consideration to any Third Party.

1.7  “Effective Date” means the date first written above.

1.8  “EMEA” means the European Medicines Agency and the Committee for Proprietary Medicinal Products or any successor agency thereof performing similar functions.

1.9  “FDA” means the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof performing similar functions.

1.10  “Field” means the treatment and/or prevention of human disease or medical conditions.

1.11  “Filing” of an NDA means the acceptance by a Regulatory Authority of an NDA for filing.

1.12  “First Commercial Sale” means, with respect to any Product, the first sale by NEUROGEN, its Affiliates or Sublicensees for end use or consumption of such Product in a country after all required approvals, including NDA Approvals, have been granted by the Regulatory Authority of such country.

1.13  “Hatch-Waxman Act” means the United States Drug Price Competition and Patent Term Restoration Act of 1984 (Pub. Law 98-471), or any successor thereto, and any equivalent legal requirements in other countries, as in effect from time to time during the term of this Agreement.

1.14  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

1.15  “IND” means an investigational new drug application (together with all subsequent submissions, supplements and amendments thereto) filed with the FDA in conformance with applicable laws and regulations, for approval to conduct human clinical investigations, and the equivalent thereof, as applicable, in jurisdictions outside the United States.

1.16  “Information” means (i) all information, materials and data, including Licensed Know-How and all other scientific, preclinical, gene sequence, chemical structure, clinical, regulatory, manufacturing, marketing, financial, or patent information, and commercial information and data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement or (ii) existing Know-How, and that is identified as confidential or is customarily regarded as confidential within the pharmaceutical industry.

1.17  “Know-How” means any and all know-how and data, proprietary methods, devices, written information, materials, regulatory filings, INDs and related documentation and data, manufacturing methods, technology, trade secrets, inventions, compositions, designs, formulae, discoveries, improvements, documentation, research and development reports, information, processes, protocols, clinical and safety data, statistical programs, preclinical data, research data, manufacturing data, analytical data, assays, batch records and standard operating procedures, in each case to the extent: (i) Controlled by WYETH or its Affiliates, (ii) existing as of the Effective Date, and (iii) that has actually been used by or on behalf of WYETH or its Affiliates in connection with, and is reasonably necessary, for the research, development, formulation, registration, manufacture, sale or use of Compound.

1.18  “Licensed Know-How” means any and all Know-How other than the Aplindore Licensed Know-How.

1.19  “Licensed Patent Rights” means all Patents owned or Controlled by Wyeth or any of its Affiliates during the term of this Agreement that would, but for the license granted under this Agreement, be infringed by the research, development, manufacture, use, offer for sale, sale, import or export of Compounds, including the Licensed Patent Rights listed on Schedule 1.19.

1.20  “NDA” means a new drug application, biologic license application, marketing application authorization, or similar application or submission for Regulatory Approval of a Product filed with a Regulatory Authority to obtain approval to sell commercially the Product in that country or in that group of countries, together with all subsequent submissions, supplements and amendments thereto.

1.21  “NDA Approval” means approval of an NDA by the FDA, EMEA or other applicable Regulatory Authority.

1.22   “Net Sales” with respect to the sale of any Product means the gross amount invoiced by NEUROGEN, its Affiliates, licensees or Sublicensees (including any co-marketing partners), to Third Parties less, the following reasonable and customary deductions, in each case to the extent specifically relating to the Product for: (i) trade, quantity and cash discounts and allowances actually allowed or given; (ii) to the extent included in the invoice amount, freight, shipping insurance and other transportation expenses incurred in transporting such Product in final form to such customers; (iii) credits or refunds actually allowed for rejections, defects or recalls of such Products, outdated or returned Products, or retroactive price reductions; (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale); (v) chargebacks granted to wholesalers; and (vi) rebates, including managed care, Medicaid and other governmental rebates, in respect of the sales of the Products. The transfer of Products by NEUROGEN or one of its Affiliates to either (a) another Affiliate of NEUROGEN or (b) a licensee or Sublicensee of NEUROGEN, shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate, licensee or Sublicensee to an unrelated Third Party, less the deductions allowed under this Section 1.22. Every other commercial use or disposition of a Product by NEUROGEN or its Affiliates, licensees or Sublicensees in barter or other transactions (other than dispensing of reasonable and customary quantities of promotional samples) shall be considered a sale of such Product at the weighted average Net Sales price for such Product during the preceding quarter.

With respect to sales of a combination product (a Product containing as its active ingredients Product and one or more other therapeutically or prophylactically active ingredients priced in a single package), for the purpose of determining Royalties, Net Sales shall be calculated by multiplying the total Net Sales of such combination product by the fraction A/A+B where A is the actual invoice price of the Product in the same dosage amount in the applicable country if sold separately and B is the sum of the actual invoice prices of all other active ingredients or products in the same dosage amount in the combination product in the applicable country if sold separately during the applicable quarter. If A or B cannot be determined because values for the Product or the other active ingredients sold alone are not available in a particular country then WYETH and NEUROGEN will discuss an appropriate allocation for the fair market value of the Product and other active ingredients in the combination product to determine Net Sales for such combination product. The deductions set out in the paragraph above in this Section 1.22 will be applied in calculating Net Sales for a combination product.

1.23  “Patents” means patent applications (including provisional applications, certificates of invention and applications for certificates of invention, continuations, divisionals and continuations-in-part), and all patents issuing therefrom and foreign equivalents thereof (including all substitutions, reissues, renewals, reexaminations, supplementary protection certificates, extensions, registrations and confirmations of any of the foregoing patents and the like).

1.24  “Phase II Clinical Trial” means a human clinical trial that is intended to gain evidence of the efficacy of a Product for a particular indication or indications in human subjects with the disease or indication under study including a trial that would satisfy the requirements of 21 C.F.R. 312.21(b), as may be amended or the foreign equivalent thereof.

1.25  “Phase III Clinical Trial” means a pivotal human clinical trial that is intended to gain evidence to establish the efficacy and safety of a Product as a basis for an NDA including a trial that would satisfy the requirements of 21 C.F.R. 312.21(c), as may be amended or the foreign equivalent thereof.

1.26  “Product” means a pharmaceutical product, formulation or preparation for sale and therapeutic use in humans containing one or more Compounds as a pharmaceutically active ingredient(s).

1.27  “Regulatory Approval” means any NDA Approvals and other approvals, licenses, registrations, or authorizations granted or issued by any national, regional, state or local governmental entities and agencies, necessary for the development, registration, manufacture, packaging, labeling, use, storage, transport, export, import, clinical testing, promotion or sale of the Products in a country, including pricing and reimbursement approvals to the extent the applicable Regulatory Authorities in such country require a pricing or reimbursement approval prior to commercialization of a Product in such country.

1.28  “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the FDA.

1.29  “Sublicensee” means a Third Party to whom NEUROGEN grants a license or sublicense to develop, make, use, or sell the Compounds or Products.

1.30  “Territory” means worldwide (all of the countries in the world, and their territories and possessions of any nature or category).

1.31  “Third Party” means an entity other than WYETH and its Affiliates, or NEUROGEN and its Affiliates.

1.32  “U.S. GAAP” means generally-accepted accounting principles in the United States.

1.33  “Valid Claim” means an issued claim within the scope of the Licensed Patent Rights, including any extensions thereof and supplemental protection certificates, to the extent such claims have not been disclaimed, revoked or held invalid by a final unappealable decision of a court or governmental agency of competent jurisdiction, and which claims are otherwiseenforceable. “Valid Claim” also means any claim within a pending application for a Patent included within the scope of the Licensed Patent Rights to the extent the invention(s) described in the claims of such application have not been abandoned without being refiled in another application or finally rejected by an administrative agency action from which no appeal can be taken, such that the claim at issue has been pending for less than five (5) years. If a claim of a patent application that ceased to be a Valid Claim due to the passage of time set forth in the preceding sentence later issues as a part of a Patent described above, then it will again be considered a Valid Claim effective as of the issuance of such patent.

1.34  Interpretation.

(a)  Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b)  “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c)  All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d)  Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(e)  The recitals set forth at the start of this Agreement, along with the Attachments to this Agreement, and the terms and conditions incorporated in such recitals and Attachments shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Attachments and the terms and conditions incorporated in such recitals and Attachments; provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals or Attachments, the terms of this Agreement shall control;

(f)  In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;

(g)  The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;

(h)  Unless otherwise provided, all references to Sections, Articles and Attachments in this Agreement are to Sections, Articles and Attachments of and to this Agreement;

(i)  All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years;

(j)  Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; and

(k)  Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another.

ARTICLE II  LICENSES

2.1  License Grant. (a) WYETH hereby grants to NEUROGEN and its Affiliates an exclusive license (including as to WYETH), with the right to grant sublicenses, under the Licensed Patent Rights (subject to WYETH’s retained right set forth below), solely for the purposes of research, making, having made, using, developing, registering, offering to sell, selling, importing and exporting and distributing Products and Compounds in the Field in the Territory. WYETH retains the nonexclusive right to make and use Compounds for internal research purposes only, provided, however, under no circumstances shall WYETH’s retained right be used for administering the Compounds to animals or humans, nor to provide Compounds to Third Parties.

(b) WYETH hereby grants to NEUROGEN and its Affiliates a nonexclusive license, with the right to grant sublicenses, to the Licensed Know-How solely for the purposes of research, making, having made, using, developing, registering, offering to sell, selling, importing and exporting and distributing Products and Compounds in the Field in the Territory.

(c) WYETH hereby grants to NEUROGEN and its Affiliates an exclusive license (including as to WYETH), with the right to grant sublicenses, under the Aplindore Licensed Know-How (subject to WYETH’s retained right set forth below) solely for the purposes of research, making, having made, using, developing, registering, offering to sell, selling, importing and exporting and distributing Products and Compounds in the Field in the Territory. Wyeth retains the nonexclusive right to make and use Compounds for internal research purposes only, provided, however, under no circumstances shall WYETH’s retained right be used for administering the Compounds to animals or humans, nor to provide Compounds to Third Parties.

ARTICLE III  IND AND TECHNOLOGY TRANSFER; COMPOUND SUPPLY

3.1  Access to Regulatory Filings.

Consistent with the requirements of 21 CFR 312, WYETH will provide to NEUROGEN the complete IND file for Aplindore (“Original IND”) including all supplements to the Original IND, all regulatory files and FDA correspondence related thereto, and all records and reports required to be kept that are necessary to effect the transfer of the IND and allow NEUROGEN to pursue development of the Compound (but excluding, for the avoidance of doubt, records of WYETH that are not necessary for such purposes such as confidential personnel records or facility design records). Within ten (10) days after NEUROGEN confirms in writing the receipt of the Original IND from WYETH, WYETH will execute and deliver a letter to the FDA authorizing the transfer of ownership of the Original IND to NEUROGEN. NEUROGEN will promptly thereafter take all further actions that are necessary to transfer ownership of the Original IND for Aplindore to NEUROGEN. WYETH shall use reasonable and diligent efforts to ensure that it has located and provided to NEUROGEN all such documentation related to the Original IND and all other Licensed Know-How and Aplindore Licensed Know-How and WYETH shall promptly convey to NEUROGEN any such documentation or other Licensed Know-How, or Aplindore Licensed Know-How that WYETH locates after the Effective Date. WYETH also agrees to provide reasonable assistance to ensure a prompt and complete transfer by the FDA of ownership of the IND to NEUROGEN. Following the effective transfer of ownership of the IND to NEUROGEN, NEUROGEN will assume sole regulatory responsibility for development of Aplindore,

3.2  Technology Transfer.

(a)  WYETH shall use reasonably diligent efforts to transfer the Aplindore Know-How and all Licensed Know-How within ninety (90) days of the Effective Date. The later of the date on which WYETH has made such transfer or the date of the transfer of the Compound Inventory pursuant to Section 3.3 is hereinafter referred to as the “Transfer Completion Date”.

(b)  In addition, (i) [***], upon NEUROGEN’s request, WYETH shall provide other reasonable assistance to NEUROGEN [***] in NEUROGEN’s Compound manufacturing and development activities which assistance shall include [***] (ii) [***] regulatory filings or CMC (Chemistry, Manufacturing and Controls) related issues [***]. NEUROGEN shall pay WYETH for such assistance based on [***] days of receipt of WYETH’s invoice.

3.3  Supply of Existing Compound. Within forty five (45) days after the Effective Date, WYETH shall re-test, re-certify (to standards acceptable for human testing in Phase II Clinical Trials) and ship to Neurogen or Neurogen’s designee all of its existing inventory of cGMP Compound, and formulated clinical supplies of Compound (if any) (collectively, the “Compound Inventory”). Within thirty (30) days of receipt from WYETH of the Compound Inventory, NEUROGEN shall pay WYETH four hundred thousand dollars ($400,000) based on an estimated quantity of at least 1.5 kilograms. If the Compound Inventory is less than 1.5 kilograms, NEUROGEN’s payment shall be prorated based on the actual amount transferred.

ARTICLE IV  RESEARCH AND DEVELOPMENT; DILIGENCE

4.1  Research and Development Obligations

(a)  NEUROGEN shall be solely responsible for all future research and development and regulatory activities with respect to Compounds and Products, including adverse event reporting to the appropriate Regulatory Authorities in the countries in the Territory, in accordance with the appropriate laws and regulations of the relevant countries.

(b)  NEUROGEN shall use Commercially Reasonable Efforts to commence a Phase II Clinical Trial within eighteen (18) months of the Transfer Completion Date and to further develop, manufacture and commercialize Products in the Field in the Territory.

[***] Confidential treatment requested by Neurogen Corporation.

(c)  If NEUROGEN does not commence a Phase II Clinical Trial within eighteen (18) months of the Transfer Completion Date, NEUROGEN shall make a one time payment to WYETH of [***] ($[***]), and thereafter, shall pay WYETH [***] ($[***]) on each anniversary of such date until a Phase II Clinical Trial is commenced.

4.2  Reports. NEUROGEN will keep WYETH reasonably apprised of its and its Sublicensees’ development, regulatory and commercialization activities related to Compounds or Products by providing WYETH with summary reports on or about June 30 and December 31 of each year, following the year in which the Effective Date occurs.

4.3  Manufacture. Other than as set forth in Section 3.3, WYETH shall have no responsibility for the manufacture of Compounds and Products for development, use and sale by NEUROGEN and its Sublicensees in the Territory.

ARTICLE V  CONFIDENTIALITY

5.1   All Information disclosed by a Party (the “Disclosing Party”_) to the other Party (the “Receiving Party”) under this Agreement, shall, for the term of this Agreement and for five (5) years thereafter, be maintained in confidence by the Receiving Party and, without the prior written consent of the Disclosing Party, shall not be disclosed to any Third Party or used for any purpose except as expressly permitted in this Agreement including this Article V. This nondisclosure and non-use obligation shall not apply to Information that:

(a)  is known by the Receiving Party at the time of its receipt, as documented by business records, and not through a prior disclosure by the Disclosing Party;

(b)  is properly in the public domain;

(c)   is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party;

(d)  is developed by the Receiving Party independently of Information received from the Disclosing Party, as documented by business records; or

(e)  is required to be disclosed by law or court order; provided that notice is promptly delivered to the Disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligation; and provided further that the Receiving Party cooperates with the Disclosing Party in limiting disclosure to the extent so required. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 5.1 and the Receiving Party shall take all steps reasonably necessary, including compliance with any order of confidentiality, to ensure the continued confidential treatment of such Information.

(f)  Any combination of features or disclosures as set forth in Subsections (a) through (e) above shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

5.2 Permitted Disclosure of Information. Notwithstanding anything to the contrary contained in Section 5.1, NEUROGEN may disclose such Information:

[***] Confidential treatment requested by Neurogen Corporation.

(a)      required to be submitted to governmental or other Regulatory Authorities to obtain Patents (including disclosure to U.S. and foreign patent offices and patent counsel for purposes of patent prosecution) or to facilitate the issuance of any necessary registrations or filings in connection with conducting clinical trials for a Product or Compound, or developing, manufacturing or commercializing a Product, provided that such disclosure may be made only to the extent reasonably necessary to obtain Patents or authorizations and that reasonable steps shall be taken to assure confidential treatment of such Information; or

        (b)        to its permitted Sublicensees, agents, consultants, Affiliates and/or other Third Parties to the extent reasonably necessary for the research and development, manufacturing, registration and/or marketing of a Product or Compound (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such disclosure may be only to the extent reasonably necessary for such activities and that such Third Parties agree to be bound by confidentiality and non-use obligations at least as restrictive as those contained within this Agreement; provided that the term of confidentiality for such Third Parties shall be no less than five (5) years.

5.3 Publication. The Parties may each have an interest from time to time in publishing clinical results or other research or development advancements involving Compounds or Products to obtain recognition within the scientific community and to advance the state of scientific knowledge.  Consequently, except for disclosures permitted pursuant to Sections 5.2 and 5.4, a Party, its employees, agents or consultants wishing to make a publication disclosing any of the Aplindore Licensed Know-How shall deliver to the other Party a copy of the proposed written publication at least sixty (60) days prior to submission for publication and a copy of the proposed outline of an oral disclosure or presentation at least forty-five (45) days prior to presentation.  The non-disclosing Party shall have the right to propose reasonable modifications to the publication for Patent reasons, trade secret reasons or proprietary business Information reasons. Upon expiration of such sixty (60) day or forty-five (45) day period, the disclosing Party shall be free to proceed with the publication or presentation. If the non-disclosing Party has requested modifications to the publication or presentation, the disclosing Party shall give due consideration to such modifications and edit such publication or presentation if necessary to prevent disclosure of trade secret or proprietary business Information prior to submission of the publication or presentation.

5.4 Financial Terms and Other Disclosures. Except as otherwise provided in this Article, the Parties agree that the material terms of this Agreement will be considered confidential Information of both Parties and neither Party may disclose the terms of this Agreement; provided, however, on or promptly after the Effective Date, each Party may, or the Parties collectively will, issue a press release reasonably acceptable to each Party describing the Agreement. Notwithstanding the foregoing: (a) either Party may disclose such terms as are required to be disclosed by applicable laws, regulations or stock market or stock exchange rules of a governing authority such as the U.S. Securities and Exchange Commission, the Federal Trade Commission, the NASDAQ or the NYSE (including securities laws, and relevant regulations, guidelines, orders or directives of any such governing authority), including in its publicly-filed financial statements, reports or other filings, pursuant to applicable laws, regulations and stock market or stock exchange rules (e.g., the U.S. Securities and Exchange Commission, NASDAQ, NYSE, or any other stock market or stock exchange on which securities or debt instruments issued by WYETH or NEUROGEN may be issued or traded); provided, to the extent reasonably practicable, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the material financial terms of this Agreement under a confidentiality agreement consistent with the terms set forth in this Article to any bona fide potential acquirer, merger partner, potential providers of financing and their advisors, or for similar purposes, and (c) NEUROGEN shall have the further right to disclose Information regarding events relating to matters covered by the terms of this Agreement to the extent NEUROGEN reasonably believes such disclosure is (i) significant to its investors, prospective investors or otherwise consistent with the types of releases generally made regarding similar programs by biotech or pharmaceutical companies, or (ii) required by, or is necessary to be consistent with the disclosure requirements of any applicable laws, regulations or stock market or stock exchange rules (including securities laws, and relevant regulations, guidelines, orders or directives of any such governing authority). NEUROGEN shall use good faith efforts to have any disclosure made relating to the filing of this Agreement, including the terms of this Agreement, treated as confidential by the U.S. Securities and Exchange Commission, NASDAQ, NYSE, or any other stock market or stock exchange on which securities issued by NEUROGEN may be issued.

ARTICLE VI  PAYMENTS AND ROYALTIES

6.1  License Fee. On the Effective Date, NEUROGEN shall pay WYETH a non-refundable payment of Three Million Dollars ($3,000,000) payable by wire transfer of immediately available funds to an account designated in writing by WYETH.

6.2  Milestone Payments. Subject to the terms and conditions of this Agreement, within thirty (30) days after the first occurrence of each of the following events, NEUROGEN shall make each of the following one-time non-refundable and non-creditable payments to WYETH:

Milestone	Payment
Initiation of First Phase II Clinical Trial of Compound	$[***]
Initiation of First Phase III Clinical Trial of Compound	$[***]

First NDA Filing in the US for Compound	$[***]
First EMEA Filing for Compound:	$[***], or if
filed for individual or less than all member countries, $[***] for each of United Kingdom, Germany, France, Italy
First NDA Approval in US of Compound:	$[***]
First NDA Approval in Europe of Compound:	$[***], or if
approved for individual or less than all member countries, $[***] for each of United Kingdom, Germany, France, Italy

Thereafter, no additional milestone payments would be due or payable by NEUROGEN to WYETH.

6.3  Annual Maintenance Fee. NEUROGEN shall pay to WYETH an annual maintenance fee of two hundred fifty thousand dollars ($250,000) per year on each annual anniversary of the Effective Date of the Agreement until a NDA Approval of a Product in one of the following countries: United States, United Kingdom, France, Germany, Italy or Japan.

6.4  Royalties Payable by NEUROGEN.

(a)   NEUROGEN shall pay to WYETH royalties based on annual Net Sales by NEUROGEN, its Affiliates and Sublicensees of Products in the Territory as follows (the “Royalties”):

[***] Confidential treatment requested by Neurogen Corporation.

On that Portion of Annual Net Sales in the Territory:	Marginal Royalty Rate (% of Annual Net Sales)

Less than $150 million	[***]%
Over $150 million to $300 million	[***]%
Over $300 million to $900 million	[***]%
Over $900 million to $1.5 billion	[***]%
Over $1.5 billion	[***]%

For the avoidance of doubt, the marginal royalty rates set forth above shall apply only to that portion of Net Sales within the applicable tier of Net Sales.

(b)  Royalties shall be payable on a country-by-country and Product-by-Product basis, for the “Royalty Term”, which shall be the longer of (i) ten (10) years after the date of First Commercial Sale of such Product in such country, and (ii) expiration of the last to expire claim of the Valid Claims in such country. At the end of the Royalty Term, Neurogen would have an exclusive fully paid-up, royalty free, exclusive perpetual license for such Product in such country.

6.5  Royalty Reports. Royalty payments shall be paid after the First Commercial Sale of a Product for each calendar quarter within forty five (45) days after the end of the calendar quarter. In addition, on such dates NEUROGEN, or a Third Party on behalf of NEUROGEN, shall provide a written report with respect to the preceding quarter (the “Payment Report”) stating: (a) the total gross sales and the total deductions used in arriving at Net Sales of the Product sold by NEUROGEN, its Affiliates and Sublicensees, during such quarter on a country-by-country basis; (b) the date of any First Commercial Sale of the Product in each country during such quarter, and (c) a calculation of the Royalties due to WYETH.

6.6   Audits.

(a)   Upon the written request of WYETH and not more than once per year, NEUROGEN shall permit an independent certified public accounting firm of nationally recognized standing selected by WYETH and reasonably acceptable to NEUROGEN, at WYETH’s expense, to have access during normal business hours to such of the records of NEUROGEN as may be reasonably necessary to verify the accuracy of the Payment Reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request, including currency exchange rates. The accounting firm shall disclose to NEUROGEN and WYETH the details of the audit and the specific amount of any discrepancies found.

(b)   If such accounting firm correctly identifies a discrepancy during such period, NEUROGEN shall issue to WYETH an objection to the auditor’s findings, or a payment or an invoice to correct such discrepancy within sixty (60) days of the date of such accounting firm’s written report. Any objections to the auditor’s findings shall be resolved through the dispute resolution procedures set forth in Section 12.8. The fees charged by such an accounting firm shall be reimbursed by NEUROGEN if the Royalty payments made were at least ten percent (10%) different than the amount that should have been paid during the period in question.

(c)   Upon the expiration of thirty-six (36) months following the end of any year for which WYETH has not contested, pursuant to this Section 6.6, the amount of Royalties due WYETH, then calculation of Royalties payable with respect to such year shall be binding and conclusive upon WYETH, and NEUROGEN, its Affiliates and its Sublicensees shall be released from any liability or accountability with respect to Royalties for such year.

[***] Confidential treatment requested by Neurogen Corporation.

(d)   WYETH shall treat all Information subject to review under this Section 6.6 in accordance with the confidentiality and non-use provisions of Article V of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with NEUROGEN (and its applicable Affiliates and Sublicensees) obligating such firm to retain all such Information in confidence pursuant to such confidentiality agreement.

6.7  Payment Exchange Rate. All payments to be made by NEUROGEN to WYETH under this Agreement shall be made in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by WYETH from time to time. In the case of sales invoiced in currencies other than United States dollars, the exchange conversions of such sales into United States dollars shall be made based on the daily average as published in The Wall Street Journal (or such other publication as the Parties may mutually agree upon from time to time) for the last month of the quarter preceding such payment.

6.8   Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article VI, NEUROGEN shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article VI. NEUROGEN shall submit appropriate proof of payment of the withholding taxes to WYETH within a reasonable period of time.

ARTICLE VII	[***]
7.1	[***]
7.2	[***]
ARTICLE VIII  REPRESENTATIONS AND WARRANTIES

8.1   Mutual Representations and Warranties of WYETH and NEUROGEN. Each of WYETH and NEUROGEN hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)  It is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation. It has the requisite legal and company power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires.

(b)  It has all requisite legal and company power and authority to enter into this Agreement and to perform its obligations hereunder. All company actions on its part, its boards of directors or managers, or similar governing body and its equity holders necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.

(c)  This Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought).

8.2   WYETH Representations and Warranties. WYETH represents and warrants to NEUROGEN that as of the Effective Date:

[***] Confidential treatment requested by Neurogen Corporation.

(a)  To the knowledge of WYETH, there are no existing or threatened Third Party actions, suits or other proceedings pending against it with respect to the Licensed Patent Rights, Licensed Know-How or Aplindore Licensed Know-How;

(b)  To the knowledge of WYETH, the issued Patents on Schedule 1.19 are not invalid;

(c)  WYETH has the right to grant the licenses to the extent set forth in this Agreement;

(d)  Subject to Section 5.3, WYETH and its Affiliates will take reasonable measures to protect the confidentiality of the Aplindore Licensed Know-How during the term of this Agreement; and

(e)   WYETH and its Affiliates are not developing, manufacturing or commercializing, alone or with any Third Party, any dopamine modulator for Parkinson’s Disease or Restless Leg Syndrome.

       8.3   HSR Act. NEUROGEN represents and warrants to WYETH that as of the Effective Date, NEUROGEN has determined in good faith that a filing under the HSR Act is not required in connection with the transactions contemplated hereby.

8.4  Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR MANDATED BY APPLICABLE LAW (WITHOUT THE RIGHT TO WAIVE OR DISCLAIM), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY COMPOUND, PRODUCT, ANY KNOW-HOW, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF NONINFRINGEMENT, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IX   INTELLECTUAL PROPERTY

9.1  Filing, Prosecution and Maintenance of Patents.

(a)  Except as set forth in (b) and (c) below, WYETH shall be responsible and bear the costs to file, prosecute and maintain (including filing and/or defending interferences, oppositions, reexaminations and reissues) in the Territory, the Licensed Patent Rights. In the event WYETH elects not to prosecute or maintain any of the Licensed Patent Rights, WYETH shall grant NEUROGEN the timely opportunity to prosecute and maintain such Licensed Patent Rights at NEUROGEN’s expense. Each Party shall keep the other advised of the status of the Licensed Patent Right filings for which it receives notice and upon the request of the other Party, provide copies of any papers related to the filing, prosecution and maintenance of such filings. Each Party shall cooperate fully and shall cause its employees to cooperate fully, on the filing and prosecution of such Licensed Patent Rights. Each Party shall promptly give notice to the other of the grant, lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent Rights in the Field for which the Party receives notice.

(b)  As of the Effective Date, NEUROGEN shall have the first right, and shall bear the costs, to file Patents in Europe including any continuation or divisional of any prior Licensed Patent Right and WYETH shall provide reasonable assistance as may be requested by NEUROGEN to complete such filings and prosecution for Licensed Patent Rights, at NEUROGEN’s expense. NEUROGEN shall provide to WYETH copies of all communications sent to and received from any patent office pertaining to Licensed Patent Rights being prosecuted under this Section 9.1(b) by NEUROGEN including, but not limited to, draft patent applications, filing receipts, office actions, responses and/or amendments, and notices of allowance. WYETH shall be given reasonable opportunity prior to the earlier of the expiration of any shortened statutory period for response or anticipated filing to review and comment upon the text of any such communication. In the event that the Parties, after good faith discussions, cannot agree with respect to any decision to be made with respect to the preparation, filing, prosecution and maintenance of the Licensed Patent Rights being prosecuted by NEUROGEN under this Section 9.1(b) (including decisions relating to interference, opposition, revocation, reexamination and similar proceedings related to the Licensed Patent Rights), NEUROGEN shall make such decision, provided that such decision shall not have a material adverse effect on the scope and/or validity of the Licensed Patent Rights. In the event NEUROGEN elects not to prosecute or maintain any of the Licensed Patent Rights it files and prosecutes under this Section 9.1(b), NEUROGEN shall grant WYETH the timely opportunity to prosecute and maintain such Licensed Patent Rights at WYETH’s expense.

(c)  As of the Effective Date, NEUROGEN shall have the first right, and shall bear the costs, to file Patents for additional formulations of Compound or Product including sustained release formulations including any continuation or divisional of any prior Licensed Patent Right, and WYETH shall provide reasonable assistance as may be requested by NEUROGEN to complete such filings and prosecution for Licensed Patent Rights, at NEUROGEN’s expense. NEUROGEN shall provide to WYETH copies of all communications sent to and received from any patent office pertaining to Licensed Patent Rights being prosecuted under this Section 9.1(c) by NEUROGEN including, but not limited to, draft patent applications, filing receipts, office actions, responses and/or amendments, and notices of allowance. WYETH shall be given reasonable opportunity prior to the earlier of the expiration of any shortened statutory period for response or anticipated filing to review and comment upon the text of any such communication. In the event that the Parties, after good faith discussions, cannot agree with respect to any decision to be made with respect to the preparation, filing, prosecution and maintenance of the Licensed Patent Rights being prosecuted by NEUROGEN under this Section 9.1(c) (including decisions relating to interference, opposition, revocation, reexamination and similar proceedings related to the Licensed Patent Rights), NEUROGEN shall make such decision, provided that such decision shall not have a material adverse effect on the scope and/or validity of the Licensed Patent Rights. In the event NEUROGEN elects not to prosecute or maintain any of the Patents it files and prosecutes under this Section 9.1(c), NEUROGEN shall grant WYETH the timely opportunity to prosecute and maintain such Licensed Patent Rights at WYETH’s expense

9.2  Enforcement and Defense.

(a)  If either Party learns of any infringement of Licensed Patent Rights, such Party shall promptly notify the other Party of such infringement. NEUROGEN (or its Sublicensee) shall have the first right to initiate and prosecute any legal action for infringement of Licensed Patent Rights at its own expense and in the name of NEUROGEN (and, if appropriate, WYETH), or to control the defense of any declaratory judgment action relating to Licensed Patent Rights. NEUROGEN shall inform WYETH if it elects not to exercise such first right within 180 days, and WYETH thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action at its own expense in the name of WYETH and, if necessary, in the name of NEUROGEN. Each Party shall be entitled to be represented by counsel of its own choice at its own expense.

(b)  For any such action, if either Party is unable to initiate or prosecute such action solely in its own name or if desired to obtain a more effective remedy, the other Party will join such action voluntarily and will execute all documents necessary to initiate litigation to prosecute and maintain such action with the other Party’s expenses paid for by the Party bringing such action. In connection with any such action, WYETH and NEUROGEN will cooperate fully and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

(c)   Any recovery obtained by either or both WYETH and NEUROGEN in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be used to first reimburse the Party bringing such action for its reasonable attorney’s fees and other expenses in making such recovery. Any amount that remains after reimbursement of the Party bringing such action (“Remaining Proceeds”) shall be used to reimburse the other Party for its reasonable expenses not previously reimbursed and incurred as a necessary cost in support of the legal proceedings, if any. Finally, the Remaining Proceeds, if any, after reimbursement of the expenses described above shall: (i) if NEUROGEN has brought the action NEUROGEN shall retain 100% of the Remaining Proceeds but the Remaining Proceeds shall be treated as Net Sales subject to the payment of royalty to WYETH, and (ii) if WYETH has brought the action, WYETH shall retain 100% of the Remaining Proceeds.

(d)  Each Party shall inform the other Party of any certification regarding any Patents comprising any of the Licensed Patents Rights it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States. WYETH shall provide to NEUROGEN a copy of such certification within five (5) days of receipt by WYETH. NEUROGEN’s and WYETH’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined for Patents above; provided, that NEUROGEN shall determine whether to exercise its first right to initiate and prosecute any action regarding applicable Patents and shall inform WYETH of such decision within ten (10) days of NEUROGEN’s receipt of the certification, after which time WYETH shall have the right to initiate and prosecute such action.

9.3   Patent Term Extensions. NEUROGEN shall have the first right, and shall bear the costs, to file for or otherwise pursue the issuance of each Patent term extension, adjustment or restoration, or supplementary protection certificate or their equivalents (together with Patent term extensions, adjustments and restorations, “Patent Term Extensions”) for Patents comprising the Licensed Patent Rights. NEUROGEN shall provide notice to WYETH of each such Patent Term Extension obtained giving the date of issue and patent number for each such Patent. WYETH shall not seek or request any Patent Term Extensions on Licensed Patent Rights without the prior written consent of NEUROGEN. WYETH shall execute such authorizations and other documents and take such other actions as may be reasonably requested by NEUROGEN to obtain such Patent Term Extensions, including designation as its agent for such purpose as provided in 35 U.S.C. Section 156. The Parties shall cooperate with each other in gaining Patent Term Extensions wherever applicable to such Patents within the scope of this Agreement.

9.4   Trademark. Any trademark or tradename for any Product or Compound shall be selected and owned by NEUROGEN in the Territory, provided however, that if WYETH and NEUROGEN should enter into an agreement pursuant to WYETH’s right of exclusive negotiation described above in Article VII, pursuant to which WYETH and NEUROGEN co-develop and co-promote a Product, the relevant trademarks would have to be reasonably mutually acceptable to the Parties; and if WYETH and NEUROGEN enter into an agreement

9.5  pursuant to WYETH’s right of exclusive negotiation described above, pursuant to which WYETH obtains exclusive rights to commercialize a Product, the relevant trademarks would be selected and owned by WYETH.

ARTICLE X   TERM AND TERMINATION

10.1   Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless earlier terminated pursuant to the provisions of this Article 10, shall continue in full force and effect until the expiration of all Royalty Terms. Upon the expiration of the Royalty Term for a Product in a country, WYETH’s licenses granted to NEUROGEN herein for that Product in that country shall become fully paid-up, royalty-free, exclusive perpetual licenses as provided in Section 6.4(b).

10.2  Termination.

(a)   NEUROGEN shall be entitled to terminate the Agreement, at will, upon ninety (90) days written notice to WYETH.

(b)   WYETH shall be entitled to terminate the Agreement, in whole or in part, on a Product-by-Product or Product formulation-by-Product formulation basis, or with respect to the entire license granted in the Territory or on a country-by-country basis, on sixty (60) days prior written notice, for any uncured material breach by NEUROGEN or its Sublicensees, provided, however; (i) such notice shall not be effective if NEUROGEN cures any such existing breach within sixty (60) days after receiving notice of such breach from WYETH; (ii) such notice shall not be effective if NEUROGEN has commenced and continues diligent efforts to cure such breach but more time is reasonably necessary for the cure, then for such longer reasonable period of time until the completion of the cure of the breach but not to exceed a maximum of one hundred eighty (180) days; (iii) any such termination pursuant to this subsection (b) shall be applicable only to the country, Product and/or formulation that is the subject of the breach; and (iv) WYETH’s sole remedy for a breach of NEUROGEN’s obligation to use Commercially Reasonable Efforts to market Products in a specific country or region shall be a termination of the license in such specific country or region.

(c)   If the Agreement is terminated at will by NEUROGEN or terminated by WYETH (in all or part) due to an uncured material breach by NEUROGEN, all rights granted by WYETH to NEUROGEN, in the terminated country and for the terminated Product or terminated formulation would revert to WYETH, and upon WYETH’s written request, NEUROGEN would (i) grant WYETH a royalty-free exclusive license to NEUROGEN know-how and patents and trademarks to the extent the know-how, patents and trademarks relate exclusively to the Compound, terminated Product or the terminated formulation of Product in the terminated country, including the transfer of all data, documentation, regulatory filings and registrations, and full rights therein, free of cost to WYETH; and (ii) to sublicense or assign any terminated Product-related Third Party agreements to WYETH. In the event NEUROGEN elects not to prosecute or maintain any of the NEUROGEN patents and trademarks pertaining to the Compound, terminated Product or the terminated formulation of Product, NEUROGEN shall grant WYETH the timely opportunity to prosecute and maintain such patents and trademarks at WYETH’s expense
(d)  Notwithstanding anything to the contrary in this Article 10, if any license granted to NEUROGEN under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that: (i) the Sublicensee is not then in breach of its sublicense agreement; (ii) the Sublicensee agrees to be bound to WYETH as the licensor under the terms and conditions of the applicable sublicense agreement, as modified by the provisions of this Section 10.2(d); (iii) the Sublicensee, at WYETH’s written request, assumes in a signed writing, the same obligations to WYETH as those assumed by NEUROGEN under the terms of this Agreement; and (iv) WYETH shall have the right to receive any payments payable to NEUROGEN under such sublicense agreement to the extent they are reasonably and equitably attributable to such Sublicensee’s rights under such sublicense to use and exploit Licensed Patent Rights and Licensed Know-How.
10.3  Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligations accruing prior to such expiration or termination, including payment obligations. Except as otherwise specifically provided above, all of the Parties’ rights and obligations under the provisions of Section 2.2, Article V, Section 6.4 (b) and Article XI shall survive the termination or expiration of the Agreement.

10.4  Remedies. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, unless otherwise set forth herein each Party shall have all other rights and remedies at law or in equity to enforce this Agreement.

10.5  [****]

ARTICLE XI   INDEMNIFICATION

11.1   Mutual Indemnification. Each Party shall defend, indemnify and hold the other Party and its Affiliates, and their respective directors, officers, employees and agents, harmless from and against any and all liabilities, losses, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including reasonable attorneys’ fees and other expenses of litigation actually incurred) arising out of any claim, lawsuit, demand, assessment, proceeding or action (“Claim”) brought by a Third Party (any of the foregoing, a “Loss”) arising out of or resulting from:

(a)   the gross negligence, recklessness or intentional acts or omissions of the indemnifying Party and its Affiliates, and their respective directors, officers, employees and agents with respect to this Agreement and the transactions contemplated hereby;

(b)   any breach of any representation or warranty made by the indemnifying Party hereunder; and

(c)  Any breach or violation of any covenant in or pursuant to this Agreement.

11.2   Products Liability.

[***] Confidential treatment requested by Neurogen Corporation.

(a)  NEUROGEN shall indemnify and hold harmless WYETH and its Affiliates and their respective directors, officers, employees and agents, from, against and in respect of any and all liabilities, losses, damages, settlements, claims, actions, suits, penalties, fees, costs or expenses (including reasonable attorney’s fees and other expenses of litigation actually incurred) involving a Third Party products liability claim or action directly or indirectly relating to development performed by or on behalf of NEUROGEN, commercialization, manufacturing, use, offer for sale or sale of any Compound or Product in the Territory.

(b)  WYETH shall indemnify and hold harmless NEUROGEN and its Affiliates and their respective directors, officers, employees and agents, from, against and in respect of any and all liabilities, losses, damages, settlements, claims, actions, suits, penalties, fees, costs or expenses (including reasonable attorney’s fees and other expenses of litigation actually incurred) involving a Third Party products liability claim or action directly or indirectly relating to development, clinical trials or other work performed by or on behalf of WYETH of any Compound or Product in the Territory prior to the Effective Date.

11.3  [****]

11.4  Notice of Claim. Upon receipt of notice of any Claim which may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the “Indemnified Party”) shall give written notice thereof to the other Party (the “Indemnifying Party”) with a Claim for indemnity. Such Claim for indemnity shall indicate the nature of the Claim and the basis therefor. Promptly after a claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party, and (iii) the Indemnifying Party will not agree to any settlement that would admit liability on the part of the Indemnified Party or involve relief other than payment of money, without the approval of the Indemnified Party, such consent not to be unreasonably withheld; and provided, further, that if it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the Indemnifying Party’s defense counsel to represent both Parties, separate independent counsel shall be retained for each Party at the Indemnifying Party’s expense. The Indemnified Party shall have the right, at its election, to release and hold harmless the Indemnifying Party from its obligations hereunder with respect to such Claim and assume the complete defense of the same in return for payment by the Indemnifying Party to the Indemnified Party of the amount of the Indemnifying Party’s settlement offer. The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party, such consent not to be unreasonably withheld.
ARTICLE XII   ADDITIONAL TERMS

12.1  Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE; PROVIDED, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF ARTICLE XI FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

12.2  Assignment.

[***] Confidential treatment requested by Neurogen Corporation.

(a)   Except as provided in this Section, neither Party shall have the right to assign or otherwise transfer this Agreement, nor any of its rights hereunder, nor delegate any of its obligations hereunder, without the prior written consent of the other Party which consent shall not be unreasonably withheld.

(b)   Either Party may assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates, or to a Third Party in connection with a sale of all or substantially all of the Party’s assets, voting stock or securities or business relating to this Agreement or a merger, reorganization or consolidation; provided, that the provisions of Section 10.5 shall apply to such an assignment by Wyeth to a Third Party that controls rights to a dopamine agonist in a Phase III clinical trial or a similar or subsequent stage of development or commercialization.

(c)   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their successors and permitted assigns. Any attempted or purported assignment in violation of this Section 12.2 shall be void.

12.3   Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including fire, floods, mudslides, earthquakes, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, or any other events or circumstances beyond the reasonable control of the Party claiming force majeure. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.4   Severability. If one or more of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such case use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.5  Publicity/Use of Names. Neither Party may use the names of the other Party or those of its Affiliates, Sublicensees, employees, agents or consultants or any of their trademarks, trade names, logos or symbols without the prior written consent of the other Party.

12.6  Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to
NEUROGEN:
at the address set out for NEUROGEN on page 1
Attn: President, Chief Executive Officer

Facsimile No.: 203-483-8651

with copy to:  Legal Department
Facsimile No: 203-488-4710

if to WYETH:

500 Arcola Road
Collegeville, Pennsylvania 19426
Attn: Senior Vice President, Corporate Development
Facsimile No.: 484-865-6476

Wyeth
5 Giralda Farms
Madison, New Jersey 07940
Attn: General Counsel

with copy to:
Facsimile No: (973) 660-7156

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally recognized overnight courier and on the fifth business day following the date of mailing if sent by mail.

12.7  Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws that would require the application of the laws of a different jurisdiction. The Parties irrevocably submit to the jurisdiction of any Delaware State or Federal Court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement that are not otherwise covered by Section 12.8. The Parties waive any objection which they may now or hereafter have to the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding on the Parties, and may be enforced in any court of the jurisdiction of which any Party is or may be subject by a suit upon such judgment; provided that service of process is effected upon the Party as permitted by applicable law.

12.8  Dispute Resolution.

(a)   The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relate to a party’s rights or obligations hereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement, either party may, by written notice to the other, have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are as follows:

For NEUROGEN: Chief Executive Officer or Executive Vice President

For WYETH: Senior Vice President, Wyeth Pharmaceuticals

(b)   If they are unable to resolve the dispute by executive mediation within such sixty (60) day period, then WYETH or NEUROGEN, as the case may be, may pursue whatever measures legally available to resolve the dispute.

(c)  The executive mediation process described above in (a) and (b) shall toll any applicable statute of limitation that would expire during the mediation process for any claim. The executive mediation process described above in (a) and (b) shall not apply in the event either Party seeks immediate injunctive or other emergency relief.

12.9  Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made relating to the subject matter hereof are expressly superceded. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

12.10 Headings. The captions to the Articles, Sections and Subsections of this Agreement are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the Articles, Sections and Subsections.

12.11  Independent Contractors. NEUROGEN and WYETH shall be independent contractors and the relationship between them shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party.

12.12  Waiver. The waiver by a Party of any right under this Agreement or of the other Party’s failure to perform or breach shall not be a waiver of any other right, failure or breach whether of a similar nature or otherwise.

12.13   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank - signature pages to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of its Effective Date.

WYETH, acting through its WYETH PHARMACEUTICALS DIVISION			NEUROGEN CORPORATION

By:	/s/ Ronald W. Alice		By:	/s/ William Koster
	Name:	Ronald W. Alice		Name:	William Koster
	Title:	Vice President		Title:	President and CEO

	November 16, 2006			November 21, 2006
	Date			Date

.